EXHIBIT 4

EAGLE BANCORP, INC.

2016 STOCK PLAN

1.              Purpose of the Plan.  The purpose of this Eagle Bancorp, Inc. 2016 Stock Plan (the “Plan”) is to advance the interests of the Company by providing directors and selected employees of the Bank, the Company, and their Affiliates with the opportunity to acquire Shares. By encouraging stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility; to provide additional incentive to directors and selected employees of the Company, the Bank and their Affiliates to promote the success of the business as measured by the value of its shares; and generally to increase the commonality of interests among directors, employees, and other shareholders.

Upon approval of this Plan by shareholders of the Company, the Plan shall replace the Company’s 2006 Stock Option Plan (the “2006 Plan”), which shall be terminated as of that time.  Following such termination, Awards granted under the 2006 Plan shall continue in effect, and shall be subject to the provisions of the 2006 Plan, but no new Awards may be granted under the 2006 Plan.

2.              Definitions.  In this Plan:

(a)                     “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Section 424(e) and (f), respectively, of the Code.

(b)                     “Agreement” means a written agreement entered into in accordance with Section 5(c).

(c)                      “Awards” means, collectively Options, SARs and Restricted Stock, unless the context clearly indicates a different meaning.

(d)                     “Bank” means EagleBank.

(e)                      “Board” means the Board of Directors of the Company.”

(f)                       Bank Board” means the Board of Directors of the Bank.

(g)                     Change in Control” means (1) that there have been consummated (i) any consolidation, merger, share exchange, or similar transaction relating to the Company, or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (ii) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations; (2) any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or (3) over a twelve (12) month period, a majority of the members of the Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election. Notwithstanding the foregoing, if the event purportedly constituting a Change in Control does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A, then such event shall not constitute a “Change in Control” hereunder.

(h)                     “Code” means the Internal Revenue Code of 1986, as amended.

(i)                        “Committee” means the Compensation Committee of the Board, or any successor committee thereto, all of the members of which are independent for purposes of service on such committee, as determined under applicable law regulation and the listing requirements of The NASDAQ Stock Market or other national securities exchange on which the Common Stock is listed.

(j)                        “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(k)                     “Company” means Eagle Bancorp, Inc.

(l)                        “Continuous Service” means the absence of any interruption or termination of service as an Employee of the Company or an Affiliate.  Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor.

(m)                 “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

(n)                     “Effective Date” means the date on which shareholder approval of the Plan is obtained, provided that such approval is obtained within 12 months of the adoption of this Plan by the Board.

(o)                     “Employee” means any person employed by the Company, the Bank, or by an Affiliate, other than in the capacity as a director, advisory director or comparable status, but shall not include any person performing services for the Company, the Bank or any Affiliate as an independent contractor, as a temporary employee or in a similar capacity.

(p)                     “Executive Officer” means an Employee who is designated as an executive officer of the Company or the Bank by the Board.

(q)                     “Exercise Price” means the price per Subject Share at which an Option or SAR may be exercised.

(r)                      “Independent Director” means an independent director as defined for purposes of compensation committee service in the listing standards and regulations of The Nasdaq Stock Market, or if the Company’s Common Stock is primarily traded on a national securities exchange other than The Nasdaq Stock Market (including any level or submarket thereof), then the listing standards and regulations of such other national securities exchange.  Not in limitation of the foregoing, all Independent Directors must be Non-Employee Directors.

(s)                       “ISO” means an option to purchase Common Stock that meets the requirements set forth in the Plan, and which is intended to be and is identified as an “incentive stock option” within the meaning of Section 422 of the Code.

(t)                        “Market Value” means the fair market value of the Common Stock, as determined under Section 7(b) hereof.

(u)                     “Non-Employee Director” means any member of the Board who, at the time discretion under the Plan is exercised, is a “Non-Employee Director” within the meaning of Rule 16b-3.

(v)                     “Non-ISO” means an option to purchase Common Stock that meets the requirements set forth in the Plan but which is not intended to be, and is not identified as, an ISO, or an option which meets the circumstances of Section 6(b) hereof.

(w)                   “Option” means an ISO or Non-ISO.

(x)                     “Outstanding Shares” means the total shares of Common Stock which have been issued and which (a) are not held as treasury shares, and (b) have not been cancelled or retired by the Company.

(y)                     “Parent” means any present or future entity which would be a “parent corporation” of the Company as defined in Section 424(e) and Section 424(g) of the Code.

(z)                      “Participant” means any person who receives an Award pursuant to the Plan.

(aa)              “Plan” means the Eagle Bancorp, Inc. 2016 Stock Plan.

(bb)              “Performance Based Award” means an Award, the vesting, exercise or retention of which is subject to or based upon specific corporate, divisional or individual performance or achievement standards or goals set forth in an Agreement.

(cc)                “Restricted Stock” means Common Stock that is subject to forfeiture, restrictions against transfer, specific corporate, divisional or individual performance or achievement standards or goals, or other conditions or restrictions set forth in an Agreement.

(dd)              “Retirement” means normal retirement from employment with the Company or any Parent or Subsidiary, after five (5) or more years of Continuous Service or such shorter period as may be specified in an Award, and upon or after achieving the age of 65.

(ee)                “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(ff)                  “SAR” means a right to receive all or a specified portion of the increase in value over the Market Value on the date of grant of a specified number of Shares of Common Stock.

(gg)              “Share” means one share of Common Stock.

(hh)              Subject Shares” means Shares subject to an Option, SAR or grant of Restricted Stock granted pursuant to this Plan.

(ii)                    “Subsidiary” means any present or future entity which would be a “subsidiary corporation” of the Company as defined in Section 424(f) and Section 424(g) of the Code.

(jj)                    “Transaction” means (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets.

(kk)              “Triggering Event” means the occurrence of any of the following events with respect to an Executive Officer:

(i)                              Executive Officer’s employment with the Company or the Bank is terminated without Just Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control;

(ii)                          Within twelve (12) months following consummation of a Change in Control, the Executive Officer’s title, duties and or position have been materially reduced such that the Executive Officer is not in a comparable position (with materially comparable compensation, benefits and responsibilities and is located within twenty-five (25) miles of the Executive Officer’s primary worksite) to the position he held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction such Executive Officer notifies the Company that such Executive Officer is terminating employment due to such change, unless such change is cured within thirty (30) days of such notice by providing the Executive Officer with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of the Executive Officer’s primary worksite), and Executive Officer’s employment is in fact terminated; or

(iii)                      If within the thirty (30) day period immediately following the first anniversary of the consummation of a Change in Control, the Executive Officer gives written notice to the Company that the Executive Officer is electing to terminate Executive Officer’s employment, and Executive Officer’s employment is in fact terminated.

3.                                      Term of the Plan and Awards.

(a)                     Term of the Plan.  The Plan shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated pursuant to Section 17.  No Award may be granted under the Plan after ten (10) years from the Effective Date.

(b)                     Term of Options and SARs.  The Committee shall establish the term of each Option and SAR granted under the Plan. No Option or SAR may have a term that exceeds ten (10) years. No ISO granted to an Employee who owns Shares representing more than ten percent (10%) of the outstanding shares of Common Stock, as determined in accordance with the Code, at the time an ISO is granted may have a term that exceeds five (5) years.

4.                                      Shares Subject to the Plan.

(a)                     General. Except as otherwise required by the provisions of Section 13, the aggregate number of Shares deliverable upon the exercise of Awards shall be 1,000,000.  Subject Shares may either be authorized but unissued Shares or Shares held in treasury to the extent allowed by Maryland law. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or become vested in full, the Subject Shares shall be available for the grant of additional Awards under the Plan, unless the Plan shall have been terminated.

(b)                     Special Rule for SARs. Not in limitation of the provisions of Section 4(a), the number of Shares with respect to which a SAR is granted, and not the number of Shares delivered upon the exercise of the SAR, shall be charged against the aggregate number of Shares remaining available under the Plan, provided, however, that in the case of a SAR granted in tandem with an Option, under circumstances where the exercise of the Option results in the termination of the SAR, or vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan.  The Shares related to an Option as to which Option rights have been terminated as a result of the exercise of a related SAR shall not be available for the grant of additional Awards.

5.                                      Administration of the Plan.

(a)                     Composition of the Committee.  The Plan shall be administered by the Committee, which shall consist of not less than three (3) members of the Board.  In the absence at any time of a duly appointed Committee, the Plan shall be administered by the members of the Board who are Independent Directors.

(b)                     Powers of the Committee.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, including but not limited to the corporate, divisional or individual performance or achievement standards or goals of Performance Based Awards, which need not be identical among Participants granted Awards at the same time, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan.  The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time.  A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

(c)                      Agreement.  Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement.  The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the

Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.  In particular, the Committee shall set forth in each Agreement: (i) the Exercise Price of an Option or SAR; (ii) the number of Shares subject to, and the expiration date of, the Award; (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award; (iv) the restrictions, including Performance Based Awards standards, if any, to be placed upon such Award, or upon Shares which may be issued in respect of such Award; (v) provisions requiring the cancellation, disgorgement and/or recovery by the Company of Awards, shares of Common Stock issuable thereunder, or any proceeds thereof, in the event that the Award was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Chairman of the Committee and such other officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(d)                     Effect of the Committee’s Decisions.  All decisions, determinations, and interpretations of the Committee shall be final and conclusive on all persons affected thereby. The Committee’s determination whether a Participant’s Continuous Service has ceased, the effective date thereof, and whether a Performance Based Award standard or condition shall have been met in the event of the Death, Disability or Retirement shall be final and conclusive on all persons affected thereby.

(e)                      Indemnification.  In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Option, granted hereunder to the full extent provided for under the Company’s Articles of Incorporation or Bylaws with respect to the indemnification of directors.

6.                                      Grant of Options.

(a)                     General Rule.  The Committee, in its sole discretion, may grant ISO’s or Non-ISOs to Employees of the Company or its Affiliates and may grant Non-ISOs to members of the Board, members of the Bank Board, members of Bank advisory boards, and members of the boards of directors of Affiliates.

(b)                     Special Rules for ISOs.  The aggregate Market Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Company, or any Parent or Subsidiary), shall not exceed $100,000.  Notwithstanding the prior provisions of this Section, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

(c)                      Special Rule for Executive Officers.  Notwithstanding anything to the contrary contained herein, no Option awarded to an Employee who, as of the date of grant of such Option, is an Executive Officer, shall have an initial vesting date (without regard to any provisions providing for the acceleration of vesting of any Award, which shall continue to be operative in accordance with their terms) earlier than the first anniversary of the date of grant.

7.                                      Exercise Price for Options.

(a)                     Limits on Committee Discretion.  The Exercise Price as to any particular Option granted under the Plan shall not be less than the Market Value of the Subject Shares on the date of grant. In the case of an Employee who owns Shares, as determined in accordance with the Code, representing more than 10% of the Company’s Outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Subject Shares at the time the ISO is granted.

(b)                     Standards for Determining Market Value.  If the Common Stock is listed on a national securities exchange (including The NASDAQ Stock Market) on the date in question, then the Market Value per Share shall be the closing price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be not less than the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price.  If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined in good faith by the Committee, in its sole and absolute discretion. If the date for determining the Market Value of the Common Stock is a Saturday, Sunday or other day on which the equity markets are not open for trading, then the Market Value for such date shall be the Market Value per Share determined as of the most recent prior day on which such markets were open.

8.                                      Exercise of Options.

(a)                     Generally.  Any Option shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement.  An Option may not be exercised for a fractional Share. In the event that any adjustment of an Option pursuant to Section 13 or otherwise would result in an Optionee being entitled to exercise for a fractional Share, then upon such adjustment, the number of Shares which may be acquired upon exercise of such Option shall be rounded down to the next whole share, and the Optionee shall not be entitled to any payment, compensation or alternative Award in lieu thereof.

(b)                     Procedure for Exercise.  A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by: (1) notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised.  Each such notice and payment shall be delivered to the administrative agent designated from time to time by the Company, in accordance with procedures established by the Company and agent.  Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise.

(c)                      Period of Exercisability-ISOs.  An ISO may be exercised by a Participant only while the Participant is an Employee and has maintained Continuous Service from the date of the grant of the ISO, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee’s Continuous Service terminates by reason of:

(i)                                    “Just Cause” which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Bank and/or the Company (and, in the absence of any such agreement, means termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant’s rights to exercise such ISO shall expire on the date of such termination;

(ii)                                death, then to the extent that the Participant would have been entitled to exercise the ISO immediately prior to his death, such ISO of the deceased Participant may be exercised by the personal representatives of his estate or person or persons to whom his rights under such ISO shall have passed by will or by laws of descent and distribution within two years from the date of his death, or such shorter period as may be set forth in an Agreement, but not later than the date on which the Option would otherwise expire;

(iii)                            Disability, then to the extent that the Participant would have been entitled to exercise the ISO immediately prior to his Disability, such ISO may be exercised within one year from the date of such Disability, or such shorter period as may be set forth in an Agreement, but not later than the date on which the ISO would otherwise expire.

(d)                     Period of Exercisability-Non-ISOs.  Except to the extent otherwise provided in the terms of an Agreement, a Non-ISO may be exercised by a Participant, or the estate of a Participant, at any time before its expiration date, except if the Participant’s Service terminates by reason of:

(i)            “Just Cause” which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Bank and/or the Company (and, in the absence of any such agreement, means termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant’s rights to exercise such Non-ISO shall expire on the date of such termination; or

(ii)                                Removal from the Board or the Bank Board pursuant to the respective Articles of Incorporation, or termination of service as an advisory board member for any reason whatsoever then the Participant’s rights to exercise such Non-ISO shall expire on the date of such removal.  Failure to be nominated for reelection or failure to be reelected to the Board at the end of a director’s term shall not constitute a removal.

(e)                      Acceleration on Death or Disability.  Notwithstanding the provisions of any Option that provides for its exercise in installments as designated by the Committee, such Option shall become immediately exercisable upon the Participant’s death or Disability.

9.                                      Stock Appreciation Rights (SARs).

(a)                     Granting of SARs. In its sole discretion, the Committee may from time to time grant to Employees SARs either in conjunction with, or independently of, any Options granted under the Plan. A SAR granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. Alternatively, a SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. A SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

(i)                      The SAR will expire no later than the ISO;

(ii)                  The SAR may be for no more than the difference between the Exercise Price of the ISO and the Market Value of the Shares subject to the ISO at the time the SAR is exercised;

(iii)              The SAR is transferable only when the ISO is transferable, and under the same conditions;

(iv)               The SAR may be exercised only when the ISO may be exercised; and

(v)                   The SAR may be exercised only when the Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

(a)                                 Exercise Price.  The Exercise Price as to any particular SAR shall not be less than the Market Value of the Subject Shares on the date of grant.

(b)                                 Exercise of SARs.  A SAR granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that a SAR may not be exercised for a fractional Share. Upon exercise of a SAR, the Participant shall be entitled to receive, without payment to the Company except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of) the excess of the then aggregate Market Value of the number of Subject Shares with respect to which the Participant exercises the SAR, over the aggregate Exercise Price of such number of Subject Shares. This amount shall be payable by the Company, in the discretion of the Committee as set forth in an Agreement with respect to an Award of SARs, in cash or in Shares valued at the then Market Value thereof, or any combination thereof. The provisions of Section 8(d) regarding the period of exercisability of Options are incorporated by reference herein, and shall determine the period of exercisability of SARs. Not in limitation of the foregoing, unless an Agreement provides that a SAR may be settled only in Shares, a SAR shall be exercisable only on a date certain specified in the Agreement.

(c)                                  Procedure for Exercising SARs.  To the extent not inconsistent with this Section, the provisions of Section 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

(d)                                 Acceleration of SARs.  Notwithstanding the provisions of any SAR, upon the Death, Disability or Retirement of a Participant, such Participant (or the Participant’s estate) shall be entitled to exercise such SAR:

(i)                                    that is not a Performance Based Award and that provides for its vesting or exercise in installments or at a future date as designated by the Committee in an Agreement, for that portion of the Award as bears the same relation to the total amount of the Award as the period of service from the date of grant to the date of Death, Disability or Retirement bears to the period from the date of grant to original date of vesting or exercisability;

(ii)                                that is a Performance Based Award, for that portion of the Award as bears the same relationship to the achievement in respect of the Performance Based Award Standards or conditions, as determined by the Committee in its sole discretion.

(e)                                  Repricing of Options or SARs.  Notwithstanding anything herein to the contrary, the Committee shall have the authority to cancel outstanding Options or SARs with the consent of the Participant and to reissue new Options or SARs at a lower Exercise Price equal to the then Market Value per share of Common Stock in the event that the Market Value per share of Common Stock at any time prior to the date of exercise of outstanding Options or SARs falls below the Exercise Price, provided, however, that no such repricing shall be effective unless specifically approved or ratified by the affirmative vote of a majority of the Common Stock present or represented and entitled to vote at a meeting of shareholders duly called and held on a date not later than the date of the next annual meeting of shareholders following such cancellation and reissuance.

10.       Restricted Stock Awards.

(a)                                 Any Share of Restricted Stock.  Subject to an Award shall be subject to the following terms and conditions, and otherwise to such other terms and conditions as are either applicable generally to Awards or prescribed by the Committee in the applicable Agreement.

(b)                                 Restriction Period.  At the time of each award of Restricted Stock, there shall be established for the Restricted Stock a restriction period, which shall be no less than 12 months and no greater than 10 years (the “Restriction Period”). Such Restriction Period may differ among Participants and may have different expiration dates with respect to portions of shares of Restricted Stock covered by the same Award. In no event (i) may the goal or standard measurement date for a Performance Based Award of Restricted Stock be less than one year from the date of grant; or (ii) may the Restriction Period for any other award of Restricted Stock be less than 3 years, provided that restrictions may terminate ratably over the vesting period.

(c)                                  Vesting Restrictions.  The Committee shall determine the restrictions applicable to the award of Restricted Stock, including, but not limited to, requirements of Continuous Service for a specified term, or, for Performance Based Awards of Restricted Stock, the attainment of specific corporate, divisional, or individual performance or achievement standards or goals, which restrictions may differ with respect to each Participant granted an Award of Restricted Stock at the same time. The Agreement shall provide for forfeiture of Shares covered thereby if the specified restrictions are not met during the Restriction Period.  Awards of Restricted Stock may provide for the issue of Shares upon grant, subject to forfeiture if the specified restrictions are not met, or for the issuance of Shares only upon the achievement of the restrictions at the end of the Restricted Period or upon the achievement of the performance standards or goals, subject to earlier vesting as provided herein.

(d)                                 Vesting upon Death, Disability, or Retirement.  The Committee shall set forth in the Agreement the percentage of the Award of Restricted Stock, if any, which shall vest in the Participant in the event of death, Disability, or Retirement prior to the expiration of the Restriction Period or the satisfaction of the restrictions applicable to an award of Restricted Stock.

(e)                                  Acceleration of Vesting.  Notwithstanding the Restriction Period and the restrictions imposed on the Restricted Stock, as set forth in any Agreement, the Committee may shorten the Restriction Period or waive any restrictions, if the Committee concludes that it is in the best interests of the Company to do so, provided that any such actions not done in connection with a Change in Control or the death, Disability, Retirement, or termination of employment or service of a Participant shall not be effective unless specifically approved or ratified by the affirmative votes of the holders of a majority of the Common Stock present or represented and entitled to vote at a meeting duly held on date no later than the next annual meeting of shareholders.

(f)                                   Ownership; Voting.  Where stock certificates are issued in respect of Restricted Stock Awards awarded hereunder, which are subject to forfeiture if the restrictions are not satisfied, such certificates shall be registered in the name of the Participant, whereupon the Participant shall become a shareholder of the Company with respect to such Restricted Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a shareholder, including but not limited to the right to vote and to receive all dividends paid on such Shares, and the certificates shall be deposited with the Company or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture:

(i)                                    “The transferability of this certificate and the shares of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the Eagle Bancorp, Inc. 2016 Stock Plan, and an agreement entered into between the registered owner and Eagle Bancorp, Inc. Copies of such Plan and Agreement are on file in the offices of the Secretary of Eagle Bancorp, Inc.”

(ii)                                Where an Award of Restricted Stock is subject to issuance upon the achievement of Performance Based Award standards or goals or other conditions, no certificates shall be issued until satisfaction of such conditions.

(g)                                 Lapse of Restrictions.  At the expiration of the Restricted Period applicable to the Restricted Stock, or upon the satisfaction of conditions to receipt of the Restricted Stock, as applicable, the Company shall deliver to the Participant, or the legal representative of the Participant’s estate, or if the personal representative of the Participant’s estate shall have assigned the estate’s interest in the Restricted Stock, to the person or persons to whom his rights under such Restricted Stock shall have passed by assignment pursuant to his will or to the laws of descent and distribution, the stock certificates deposited with it or its designee and as to which the Restricted Period has expired and the requirements of the restrictions have been met. If a legend has been placed on such certificates, the Company shall cause such certificates to be reissued without the legend.

(h)                                 Forfeiture of Restricted Stock.  The Agreement shall provide for forfeiture of any Restricted Stock which is not vested in the Participant or for which the restrictions have not been satisfied during the Restriction Period.

11.       Conditions Upon Issuance of Shares.

(a)                                 Compliance with Securities Laws.  Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any securities exchange upon which the Shares may then be listed. The Plan is intended to comply with Rule 16b-3, and any provision of the Plan than the Committee determines in its sole and absolute discretion to be inconsistent with said Rule shall, to the extent of such inconsistency, be inoperative and null and void, and shall not affect the validity of the remaining provisions of the Plan.

(b)                                 Special Circumstances.  The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares.  As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in the Award to make such representations and warranties as the Committee determines may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

(c)                                  Committee Discretion.  The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

(d)                                 Compliance with Section 409A.  It is intended and anticipated that Awards under the Plan will not be subject to the requirements of Code Section 409A. However, to the extent that Code Section 409A does apply to an Award, the Plan is intended to comply with Code Section 409A, and official guidance issued thereunder, and thus avoid the imposition of any excise tax and interest on any Participant pursuant to Code Section 409A(a)(1)(B). Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent, and any inconsistent provision of any Award or Agreement shall be deemed to be modified accordingly as the Committee shall determine in its sole discretion and without further consent of the affected Participant; provided that the Company shall have no liability whatsoever to any Participant or any other person in the event that any Award is determined to be subject to, and is not in compliance with, Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, any Award or vesting, issuance or payment of an Award hereunder or any Agreement that is considered “nonqualified deferred compensation” that is to be made to a Participant while such Participant is a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six months following such Participant’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such Award, vesting, issuance or payment of an Award is not otherwise permitted under Section 409A, such Award, vesting, issuance or payment of an Award shall be delayed and shall be effected on the first business day of the seventh calendar month following the Participant’s separation from service, or, if earlier upon Participant’s death.

12.       [Intentionally Omitted.]

13.       Effect of Changes in Control and Changes in Common Stock Subject to the Plan.

(a)                                 Effects of Change in Control.  Subject to the provisions of subsection (b) of this Section:

(i)                                                Notwithstanding the provisions of any Award that provides for its exercise or vesting in installments, all Awards shall be immediately exercisable and fully vested upon a Change in Control, and all conditions to the vesting, exercise or receipt of an Award or Shares subject to an Award shall be deemed to be satisfied.

(ii)                                            At the time of a Change in Control which does not constitute a Transaction, in the discretion of the Committee, any or all outstanding Options and/or SARs may be cancelled, in exchange for which cancellation the Participant shall receive payment in cash or Shares in an amount equal to the excess of the Market Value at the time of the Change in Control of the Shares subject to such Option and/or SAR over the Exercise Price of such Options or SAR (or in the event that the terms of any SAR limit the maximum payment pursuant to such SAR, such maximum amount).

(iii)                                        In the event there is a Change in Control that constitutes a Transaction, all outstanding Awards.

(iv)                                         Shall be surrendered with respect to each such Award so surrendered, the Committee shall in its sole and absolute discretion determine whether the holder of each such Award so surrendered shall receive:

•                  for each Share then subject to an Award, an Award for the number and kind of shares (or amount of cash or other property, or combination thereof)into which each Outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged, together with an appropriate adjustment to the Exercise Price in the case of Options and SARs; or

•                  the number and kind of shares (or amount cash or other property, or combination thereof) into which each Outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged in the Transaction that are equal in market value to the Market Value of the Shares subject to the Award, and in the case of Options or SARS, the excess of the Market Value on the date of the Transaction of the over the Exercise Price of the Option or SAR; or

•                  a cash payment (from the Company or the successor corporation), in an amount equal to the excess of the Market Value on the date of the Transaction of the Shares subject to the Award, over the Exercise Price of the Option or SAR.

(b)                                 Additional Requirement for Awards to Executive Officers.  Notwithstanding the provisions of subsection (a) of this Section, an Award granted to an Employee who is, at the grant date of the Award, an Executive Officer, shall not have its exercisability or vesting accelerated, have its Performance Based Award restrictions waived, or be cancelled in exchange for a payment in cash or stock, unless a Triggering Event shall have occurred.

(c)                                  Recapitalizations; Stock Splits, Etc.  The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company

(d)                                 Special Rule for ISOs.  Any adjustment made pursuant to subsections (a)(3)(A) or (B) of this Section shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

(e)                                  Conditions and Restrictions on New, Additional, or Different Shares or Securities.  If, by reason of any adjustment made pursuant to this Section, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

(f)                                   Other Issuances.  Except as expressly provided in this Section, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

14.                               Non-Transferability of Awards.

(a)                                 ISOs, SARs and Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).

(b)                                 Non-ISO’s may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder), or, in the sole discretion of the Committee, in connection with a transfer for estate or retirement planning purposes to a trust established for such purposes.

15.                               Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a relatively short time period after the date of such action by the Committee.

16.                               Modification of Awards.  Subject to the provisions of Section 10, at any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder.

17.                               Amendment and Termination of the Plan.  The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan; provided that shareholder approval shall be required to increase the number of Shares subject to the Plan provided in Section 4 or to extend the term of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

18.                               Reservation of Shares.  The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

19.                               Withholding Tax.  The Company’s obligation to deliver Shares upon exercise or vesting of Awards (or such earlier time that the Participant makes an election under Section 83(b) of the Code) shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations.  The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. The value of Shares to be withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined.  As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

20.                               No Employment or Other Rights.  In no event shall a Participant’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Director or Employee or any other party to continue service with the Company, the Bank, or any Affiliate of such corporations.  No member of the Board, Bank Board, or board of directors of any Affiliate shall have a right to be granted an Award or, having received an Award, the right to be granted an additional Award.

21.                               Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that federal law shall be deemed to apply.